================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                AMENDMENT NO. 3
                                       TO
                            SCHEDULE 14A INFORMATION
  PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF
                                     1934

     (Mark One)
        [X]      Filed by the Registrant
        [ ]      Filed by a Party other than the Registrant

     Check the appropriate box:
        [ ]      Preliminary Proxy Statement
        [ ]      Confidential, for Use of the Commission Only (as permitted by
                 Rule 14a-6(e)(2))
        [X]      Definitive Proxy Statement
        [X]      Definitive Additional Materials
        [ ]      Soliciting Material Pursuant to Section  240.14a-11(c) or
                 Section  240.14a-12


                           SEARCH CAPITAL GROUP, INC.
             (Exact name of registrant as specified in its charter)
                                 NOT APPLICABLE
    (Name of Person(s) Filing Proxy Statement if other than the Registrant)

     Payment of Filing Fee (Check the appropriate box):
        [ ]      $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1),
                 14a-6(j)(2) or Item 22(a)(2) of Schedule 14A
        [ ] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3)
        [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11

                 TITLE OF EACH CLASS OF SECURITIES TO WHICH TRANSACTION
                 APPLIES:                                                      .
                           ----------------------------------------------------

                 AGGREGATE NUMBER OF SECURITIES TO WHICH TRANSACTION APPLIES:
                                                                               .
                 --------------------------------------------------------------

                 PER UNIT PRICE OR OTHER UNDERLYING VALUE OF TRANSACTION
                 COMPUTED PURSUANT TO EXCHANGE ACT RULE 0-11:                  .
                                                              -----------------
                 (Set forth the amount on which the filing fee is calculated and state how it was determined.)

                 PROPOSED MAXIMUM AGGREGATE VALUE OF TRANSACTION:              .
                                                                  -------------

                 TOTAL FEE PAID:                                               .
                                 ----------------------------------------------

       [X]       Fee paid  previously with preliminary materials.

       [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

                 AMOUNT PREVIOUSLY PAID:                                       .
                                         --------------------------------------

                 FORM, SCHEDULE OR REGISTRATION STATEMENT NO.:                 .
                                                               ----------------

                 FILING PARTY:                                                 .
                               ------------------------------------------------

                 DATE FILED:                                                   .
                             --------------------------------------------------

================================================================================

                           SEARCH CAPITAL GROUP, INC.
                             700 NORTH PEARL STREET
                                   SUITE 400
                              DALLAS, TEXAS  75201


                                                              February 20, 1996


Dear Shareholders:


         You are cordially invited to attend a special meeting of shareholders of the Company to be held at 8:00 a.m. local time, March 1, 1996 at the principal executive offices of the Company located at 700 North Pearl Street, Suite 400, Dallas, Texas 75201.

         At the meeting you will be asked to approve the adoption of amendments to the Company's Certificate of Incorporation that would increase the number of authorized shares of Common Stock from 20 million to 130 million and of Preferred Stock from 10 million to 60 million and that would prohibit the Company from issuing any shares of nonvoting capital stock to the extent required by Section 1123(a)(6) of the U.S. Bankruptcy Code, and to transact such other business as may properly come before the meeting.

         The formal Notice of Special Meeting of Shareholders and Proxy Statement accompanying this letter provide detailed information concerning the matters to be considered and acted upon at the meeting. The Company's Form 10-K/A Annual Report for the fiscal year ended September 30, 1995 also accompanies this letter.

         It is important that your shares be represented at the meeting, whether or not you attend personally. I urge you to sign, date and return the enclosed proxy at your earliest convenience.


                                        George C. Evans
                                        President and Chief Executive Officer

                           SEARCH CAPITAL GROUP, INC.
                             700 NORTH PEARL STREET
                                   SUITE 400
                              DALLAS, TEXAS  75201
                                 (214) 954-6403


                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                          TO BE HELD FEBRUARY 29, 1996


To the Shareholders of
Search Capital Group, Inc.:

         Notice is hereby given that a special meeting of shareholders of Search Capital Group, Inc., a Delaware corporation (the "Company"), will be held at the Company's offices located at 700 North Pearl Street, Suite 400, Dallas, Texas on March 1, 1996 at 8:00 a.m. local time, for the following purposes:

         1. to approve the adoption of an amendment to the Company's Certificate of Incorporation that would increase the authorized number of shares of Common Stock from 20 million to 130 million and of Preferred Stock from 10 million to 60 million, and, accordingly, increase the aggregate number of authorized shares of all stock from 30 million to 190 million;

         2. to approve the adoption of an amendment to the Company's Certificate of Incorporation that would prohibit the Company from issuing any shares of non-voting capital stock to the extent required by Section 1123(a)(6) of the U.S. Bankruptcy Code; and

         3. to transact such other business as may properly come before the meeting.

         Only shareholders of record at the close of business on January 15, 1996 are entitled to notice of, and to vote at, the meeting or any adjournment thereof.

         It is desirable that as large a proportion as possible of the shareholders' interests be represented at the meeting. Whether or not you plan to be present at the meeting, you are requested to sign and return the enclosed proxy in the envelope provided so that your stock will be represented. The giving of such proxy will not affect your right to vote in person, should you later decide to attend the meeting. Please date and sign the enclosed proxy and return it promptly in the enclosed envelope.

                                        By Order of the Board of Directors,


                                        GEORGE C. EVANS
                                        President and Chief Executive Officer
Dallas, Texas
February 20, 1996

                           SEARCH CAPITAL GROUP, INC.
                       700 NORTH PEARL STREET, SUITE 400
                              DALLAS, TEXAS  75201

                              PROXY STATEMENT FOR
                        SPECIAL MEETING OF SHAREHOLDERS
                            TO BE HELD MARCH 1, 1996


      This proxy statement is furnished to shareholders of Search Capital Group, Inc., a Delaware corporation (the "Company"), in connection with the solicitation of proxies by the Board of Directors of the Company for use at a special meeting of shareholders to be held on March 1, 1996. Proxies in the form enclosed will be voted at the meeting, if properly executed, returned to the Company prior to the meeting and not revoked. A proxy may be revoked at any time before it is voted either in person at the meeting or by giving prior written notice to the Secretary of the Company. This proxy statement was first sent or given to the Company's shareholders on or about February 20, 1996.

                           OUTSTANDING CAPITAL STOCK

      The record date for shareholders entitled to notice of, and to vote at, the special meeting is January 15, 1996. At the close of business on that date, the Company had issued and outstanding and entitled to receive notice of and vote at the meeting 8,694,155 shares of Common Stock, $.01 par value ("Common Stock"), and 400,000 shares of a series of the Company's authorized class of $0.01 par value preferred stock ("Preferred Stock") designated as the Company's 12% Senior Convertible Preferred Stock (with a liquidation preference of $5.00 per share) ("12% Preferred Stock"). No other class of securities of the Company is entitled to notice of, or to vote at, the annual meeting of shareholders.

                       ACTION TO BE TAKEN AT THE MEETING

      The accompanying proxy, unless the shareholder otherwise specifies in the proxy, will be voted:

      1. FOR the approval of the adoption of an amendment to the Company's Certificate of Incorporation that would increase the authorized number of shares of Common Stock from 20 million to 130 million and of Preferred Stock from 10 million to 60 million, and, accordingly, increase the aggregate number of authorized shares of all stock from 30 million to 190 million;

      2. FOR the approval of the adoption of an amendment to the Company's Certificate of Incorporation that would prohibit the Company from issuing any shares of non-voting capital stock to the extent required by Section 1123(a)(6) of the U.S. Bankruptcy Code; and

      3. In the discretion of the proxyholders, as to the transaction of such other business as may properly come before the meeting.

      Where shareholders have appropriately specified how their proxies are to be voted, they will be voted accordingly. If any other matter or business is brought before the meeting, the proxyholders may vote the proxies in their discretion. The Board of Directors is not presently aware of any other matters or business to be brought before the meeting.

                               QUORUM AND VOTING

      The presence, in person or by proxy, of the holders of a majority of the aggregate outstanding shares of Common Stock and 12% Preferred Stock and of a majority of the outstanding shares of 12% Preferred Stock is necessary to constitute a quorum at the special meeting. The affirmative vote of the holders of a majority of the outstanding shares of Common Stock and 12% Preferred Stock, voting together as one class, and of the outstanding shares of 12% Preferred Stock, voting as a separate class, is necessary to approve the proposed amendment to the Company's Certificate of Incorporation. Each share of Common Stock and 12% Preferred Stock will have one vote on such proposal. Shares represented at the meeting but not voted for or against the proposal at the meeting, such as abstentions or "broker non- votes," will be counted in determining a quorum but will have the effect of votes against the proposal. A "broker non- vote" occurs if a broker or other nominee holding shares for a beneficial owner does not have discretionary voting power as to such shares and does not receive specific voting instructions from the beneficial owner.

                       PRINCIPAL HOLDERS OF CAPITAL STOCK

      The following table sets forth certain information as of January 23, 1996, relating to the beneficial ownership of the Common Stock and 12% Preferred Stock (i) by any person or "group," as that term is used in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, known to the Company to own beneficially 5% or more of the outstanding Common Stock or shares of 12% Preferred Stock, and (ii) by each director and executive officer of the Company and by all directors and executive officers of the Company as a group. Except as otherwise indicated, each of the persons named below is believed by the Company to possess sole voting and investment power with respect to the shares of Common Stock or 12% Preferred Stock beneficially owned by such person.


                           Amount and Nature of Beneficial Ownership(1)
   Name of Director        --------------------------------------------
 or Executive Officer        Number of                     Number of            Percentage of Class Outstanding
or Name and Address           Common                     12% Preferred     ---------------------------------------
  of Beneficial Owner      Stock Shares                   Stock Shares     Common Stock        12% Preferred Stock
----------------------     ------------                  --------------    ------------        -------------------
Hall Financial Group, Inc.  5,500,000 (2)                      --             38.7%
  750 N. St. Paul
  Suite 200
  Dallas, Texas 75201

Louis Dorfman, Trustee        812,127                          --              9.3%                  --
of The SBM Trust
  13101 Preston Road
  Suite 409
  Dallas, Texas  75240

Scott A. Carlson            1,093,035 (3)                      --             12.5%                  --
  700 North Pearl,
  Suite 400 L.B. 401
  Dallas, Texas  75201

Thomas Herbelin               603,493                          --              6.9%                  --
  2800 One Dallas Centre
  350 North St. Paul Street
  Dallas, Texas  75201

Greg Muns, M.D.                    --                      20,000                --                  5%
  1319 Shores Circle
  Rockwall, Texas  75087

Sam Coker Retirement Trust         --                      20,000                --                  5%
  Rt. 2, Box 50
  Millsap, Texas  76066

A. Brean Murray               433,558 (4)                      --              4.8%                  --

Luther H. Hodges, Jr.          56,000 (5)                      --                 *                  --

James F. Leary                 51,000 (5)                      --                 *                  --

William H. T. Bush             50,000 (6)                      --                 *                  --

Richard F. Bonini              53,000 (5)                      --                 *                  --

George C. Evans               833,333 (7)                      --              8.7%                  --

Andrew L. Tenney               33,250 (8)                      --                 *                  --

Robert D. Idzi                 26,250 (9)                      --                 *                  --

Joe B. Dorman                  33,250 (10)                     --                 *                  --

All directors and           1,586,391                          --             14.7%                  --
executive officers as
a group (9 persons)

-------------------------
*     Less than 1%

(1) The information as to beneficial ownership of Common Stock and Preferred Stock has been furnished by the Company's transfer agent and the respective shareholders, directors and officers of the Company. Each named person or group is deemed to be the beneficial owner of securities which may be acquired by such person or group within 60 days through the exercise of options, warrants and rights, if any, and such securities are deemed to be outstanding for the purpose of computing the percentage of stock beneficially owned by such person or group. Such securities are not deemed to be outstanding for the purpose of computing the percentage of stock beneficially owned by any other person or group.

(2) Effective November 30, 1995, Hall Financial Group, Inc. ("HFG") entered into a Funding Agreement with the Company and certain subsidiaries of the Company. In accordance with the Funding Agreement, the Company granted HFG the right to acquire 3,000,000 shares of Common Stock at the price of $2.00 per share pursuant to certain warrants which are presently exercisable. HFG also has the right to acquire up to 2,500,000 shares of Common Stock upon conversion of certain of the promissory notes issued to HFG by the Company in accordance with the Funding Agreement.

(3) Includes (i) 43,970 shares owned by The Carlson Trust, for which Mr. Carlson serves as trustee, and (ii) options issued under the 1994 Employee Stock Option Plan to purchase 660 shares of Common Stock at $1.4375 per share on or before January 15, 2005, which have vested in Mr. Carlson.

(4) Includes (i) warrants to purchase 10,000 shares, at $8.75 per share, on or before December 20, 1998, (ii) warrants to purchase 113,558 shares at $9.60 per share on or before December 10, 1998, and (iii) warrants to purchase 250,000 shares at $1.09 per share on or before June 29, 2005.

(5) Includes warrants to purchase 50,000 shares at $1.09 per share on or before June 29, 2005.

(6) Represents warrants to purchase shares at $1.375 per share on or before August 4, 2005.

(7) Represents (i) warrants to purchase 500,000 shares at $1.09 per share on or before June 29, 2005 and (ii) options issued under the 1994 Employee Stock Option Plan to purchase 333,333 shares of Common Stock at $1.09 per share on or before January 20, 2005, which have vested in Mr. Evans.

(8) Represents (i) warrants to purchase 25,000 shares at $1.09 per share on or before June 29, 2005 and (ii) options issued under the 1994 Employee Stock Option Plan to purchase shares of Common Stock at $1.09 per share on or before January 23, 2005, which have vested in Mr. Tenney.

(9) Represents options issued under the 1994 Employee Stock Option Plan to purchase shares at $1.09 per share on or before January 15, 2005, which have vested in Mr. Idzi.

(10) Represents (i) warrants to purchase 25,000 shares at $1.09 per share on or before June 29, 2005 and (ii) options issued under the 1994 Employee Stock Option Plan to purchase shares of Common Stock at $1.09 per share on or before January 20, 2005, which have vested in Mr. Dorman.


      Mr. Louis Dorfman became Trustee of The SBM Trust in May 1991. Mr. Dorfman is a citizen of the United States and is currently, and has been for at least the past five years, a self-employed attorney and private investor.

COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT OF 1934

      Section 16(a) of the Securities Exchange Act of 1934 (the "1934 Act") requires executive officers and directors, and persons who beneficially own more than ten percent (10%) of the Company's stock, to file initial reports of ownership and reports of changes in ownership with the Securities and Exchange Commission ("SEC"). Executive officers, directors and greater than ten percent (10%) beneficial owners are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

      Based solely on a review of the copies furnished to the Company and written representations from the executive officers and directors, the Company believes that all Section 16(a) filing requirements for the fiscal year ended September 30, 1995 applicable to its executive officers, directors and greater than ten percent (10%) beneficial owners were satisfied, with the exception of the following:

      On June 29, 1995, Brean Murray, a Director of the Company, was granted warrants to purchase 25,000 shares of the Company's Common Stock. Mr. Murray reported this transaction with the filing of his Form 5 on November 10, 1995.

      On February 20, 1995, Joe B. Dorman, an executive officer of the Company, was granted the option to purchase 25,000 shares of the Company's Common Stock and, on June 29, 1995, was granted warrants to purchase 25,000 shares of the Company's Common Stock. Mr. Dorman reported this transaction with the filing of his Form 5 on November 10, 1995.

      On January 15, 1995, Robert D. Idzi, an executive officer of the Company, was granted the option to purchase 102,000 shares of the Company's Common Stock. Mr. Idzi reported this transaction with the filing of his Form 5 on November 10, 1995.

      On January 23, 1995, Andrew L. Tenney, an executive officer of the Company, was granted the option to purchase 25,000 shares of the Company's Common Stock and, on June 29, 1995, was granted warrants to purchase 25,000 shares of the Company's Common Stock. Mr. Tenney reported this transaction with the filing of his Form 5 on November 10, 1995.

      On January 20, 1995, George C. Evans, an executive officer and director of the Company, was granted the option to purchase 500,000 shares of the Company's Common Stock and, on June 29, 1995, was granted warrants to purchase 500,000 shares of the Company's Common Stock. Mr. Evans reported this transaction with the filing of his Form 5 on November 10, 1995.

      On January 15, 1995, Harry McCandless, an executive officer of the Company at that time, was granted the option to purchase 27,000 shares of the Company's Common Stock and, on June 29, 1995, was granted warrants to purchase 5,000 shares of the Company's Common Stock. Mr. McCandless reported this transaction with the filing of his Form 5 on November 10, 1995.

      On June 29, 1995, James F. Leary, a director of the Company, was granted warrants to purchase 50,000 shares of the Company's Common Stock and, on June 30, 1995, purchased 1,000 shares of the Company's Common Stock. Mr. Leary reported this transaction with the filing of his Form 5 on November 10, 1995.

      On June 29, 1995, Richard F. Bonini, a director of the Company, was granted warrants to purchase 50,000 shares of the Company's Common Stock. Mr. Bonini reported this transaction with the filing of his Form 5 on or about November 10, 1995.

      On June 29, 1995, Luther Hodges, Jr., a director of the Company, was granted warrants to purchase 50,000 shares of the Company's Common Stock. Mr. Hodges reported this transaction in a Form 5 filed on January 5, 1996. Mr. Hodges purchased 1,000 shares of Common Stock on July 21, 1995, 2,000 shares of Common Stock on August 23, 1995, and 2,000 shares of Common Stock September 26, 1995. Mr. Hodges reported these transactions with the filing of his Form 5 on or about November 10, 1995.

      On June 29, 1995, William H.T. Bush, a director of the Company, was granted warrants to purchase 50,000 shares of the Company's Common Stock. Mr. Bush reported this transaction in a Form 5 filed December 11, 1995.

      The Company believes that no other Forms 3, 4 or 5 for directors, executive officers and greater than 10% beneficial owners were required to be filed with the SEC for the fiscal year ended September 30, 1995.

                 AMENDMENT TO THE CERTIFICATE OF INCORPORATION
                  TO INCREASE THE AUTHORIZED NUMBER OF SHARES
                      OF COMMON STOCK AND PREFERRED STOCK

      At the meeting, the shareholders will be asked to amend the Fourth Paragraph of the Company's Certificate of Incorporation to increase the authorized number of shares of the Company's Common Stock from 20,000,000 to 130,000,000 and of the Company's Preferred Stock from 10,000,000 to 60,000,000, and, accordingly, to increase the authorized number of all shares of the Company's capital stock from 30,000,000 to 190,000,000. On June 29, 1995, the Board of Directors unanimously approved an amendment to the Fourth Paragraph of the Certificate of Incorporation of the Company and directed that it be submitted for shareholder approval at this meeting. The following summary description of the proposed amendment to the Fourth Paragraph of the Company's Certificate of Incorporation is qualified in its entirety by the text thereof contained in Attachment A hereto.

      As of January 23, 1996, the Company had authorized 20,000,000 shares of Common Stock, of which 8,694,155 shares were issued and outstanding and 3,106,520 shares of Common Stock were reserved for issuance under the Company's

1994 Employee Stock Option Plan and other outstanding warrants. The Company is currently authorized to issue 10,000,000 shares of its preferred stock (with a par value of $0.01 per share) ("Preferred Stock"). If the proposed amendment is approved by shareholders, the Company will be authorized to issue 60,000,000 shares of Preferred Stock and 130,000,000 shares of Common Stock.

      The Certificate of Incorporation reserves to the Company's Board of Directors the power to establish and designate series of the Preferred Stock and to fix the relative powers, preferences and rights of the shares of such series. In accordance with this power, the Company's Board of Directors has previously designated and established the Senior Preferred Stock as a series of Preferred Stock of the Company consisting of 400,000 shares designated as the "12% Senior Convertible Preferred Stock," all of which shares are issued and outstanding (the "12% Preferred Stock").

PRIMARY PURPOSES OF AMENDMENT

Issue Shares Pursuant to Plan of Reorganization.   One of the primary purposes
of the proposed increase in authorized shares of Common Stock and Preferred Stock is to permit the issuance of such shares pursuant to a proposed joint plan of reorganization of certain of the Company's subsidiaries ("Joint Plan"). Automobile Credit Finance, Inc., Automobile Credit Fund 1991-III, Inc., Automobile Credit Finance 1992-II, Inc., Automobile Credit Finance III, Inc., Automobile Credit Finance IV, Inc., Automobile Credit Finance V, Inc., Automobile Credit Finance VI, Inc. and Automobile Credit Partners, Inc. (collectively, the "Bankrupt Subsidiaries"), which are wholly-owned subsidiaries of the Company, each filed, on August 14, 1995, a petition in the U.S. Bankruptcy Court in the Northern District of Texas, Dallas Division ("Court"), seeking protection under Chapter 11 of the U.S. Bankruptcy Code ("Code"). These cases have been consolidated as one case for administration (Case No. 395-34981-RCM-11). The Company has not sought protection under the Code but is a proponent of the Joint Plan. Shareholder approval is sought to increase the Company's authorized Common Stock and Preferred Stock to enable the consummation of the Joint Plan. No shareholder approval is sought of the Joint Plan or the transactions contemplated thereby. No further vote of the Company's shareholders is required or anticipated to approve or effect the Joint Plan.

      Issue Shares to Hall Financial Group, Inc. The other primary purpose of the proposed increase in authorized shares of Common Stock and Preferred Stock is to enable the Company to fulfill its obligations to issue shares to Hall Financial Group, Inc. ("HFG"), a privately owned Delaware corporation. On November 30, 1995, the Company entered into a Funding Agreement with HFG (the "Funding Agreement"). Under the terms of the Funding Agreement, HFG agreed to loan to the Company up to $3,000,000 (the "HFG Loan"), obtained warrants from the Company to purchase up to 3,000,000 shares of Common Stock at $2.00 per share, and committed, subject to certain limitations and restrictions, to loan the Bankrupt Subsidiaries certain funds that the Company needed to consummate the Joint Plan as previously proposed. A portion of the HFG Loan may be converted at the option of HFG into shares of Common Stock. The Company and HFG have agreed to replace the commitment to loan funds to the Bankrupt Subsidiaries with an option in favor of HFG to purchase from the Company shares of Common Stock, Preferred Stock and warrants upon effectiveness of the Joint Plan. Shareholder approval is sought to increase the Company's authorized stock to enable the Company to issue shares of Common Stock to HFG on exercise of its warrants or conversion rights and to issue shares of Common Stock and Preferred Stock upon effectiveness of the Joint Plan to the extent HFG exercises its contemplated option rights. No shareholder approval is sought of the Funding Agreement or the issuance of the Company's securities to HFG. No further vote of the Company's shareholders is required or anticipated to approve or effect such transactions with HFG.

DESCRIPTION OF JOINT PLAN

      Confirmation and Effectiveness of Joint Plan. Final effectiveness of the Joint Plan as to each Bankrupt Subsidiary is dependent on its confirmation by the Court, which will occur, if at all, after a vote of the holders ("Noteholders") of outstanding notes issued by the Bankrupt Subsidiaries ("Notes"). The Notes and the Noteholders constitute essentially all of the indebtedness and creditors, respectively, of the Bankrupt Subsidiaries. The Joint Plan and related disclosure statement (the "Disclosure Statement"), which describes the terms of the Joint Plan, the Company, the Bankrupt Subsidiaries and the rights of the Noteholders and other claimholders, were subject to review and approval by the Court prior to being mailed to the Noteholders. The Court approved the Disclosure Statement in December 1995. The Disclosure Statement, together with a copy of the Joint Plan and ballots for registering their votes for acceptance or rejection of the Joint Plan, were mailed in late December 1995 to the Noteholders and other claimholders in the Bankrupt Subsidiaries. The Noteholders of each

Bankrupt Subsidiary are entitled to vote for or against the Joint Plan, with respect to claims represented by their Notes, as a separate creditor class. A class of Noteholders (i.e. the Noteholders of a particular Bankrupt Subsidiary) will be deemed to have accepted the Joint Plan if votes for acceptance are received from Noteholders in that class (i) holding Notes representing at least two-thirds in amount of the Notes of such class voting on the Joint Plan and
(ii) comprising more than one-half in number of Noteholders in the class voting on one Joint Plan. The final date for voting on confirmation of the Plan occurred in late January 1996.

      There can be no assurance that the Joint Plan as to each Bankrupt Subsidiary will become effective or that the Joint Plan as to each Bankrupt Subsidiary will be confirmed on essentially the same terms as described below. Consequently, the following summary should not be relied upon as an accurate description of the final, confirmed Joint Plan for each of the Bankrupt Subsidiaries. Nevertheless, the final terms of the Joint Plan, if they differ in any material fashion from the proposed terms, will be contingent on approval by the Company's Board of Directors, who intend to consider the best interests of the Company and its shareholders in determining whether to approve such terms.

      Plan Options for Secured Claims of Noteholders. If confirmed with respect to a particular Bankrupt Subsidiary, the Joint Plan, as currently proposed, provides that Noteholders voting to accept the Joint Plan may choose one of two options (the "Plan Options"). Under one of the Plan Options (the "Search Equity Option"), the Noteholders would receive with respect to the secured portion of their claims the issuance by the Company of a combination of shares of Common Stock and shares of a new series of Convertible Preferred Stock ("New Preferred Stock") and cash dividends accrued on their New Preferred Stock from July 1, 1995 to the effective date of the Joint Plan. Under the other Plan Option (the "Collateral Option"), the Noteholders would receive with respect to the secured portion of their claims distributions of the proceeds of the continued collection or the sale of the motor vehicle receivables securing their Notes. As to any one Bankrupt Subsidiary, the selection by the Noteholders of either Plan Option would be implemented on a Noteholder-by-Noteholder basis. If the Joint Plan is confirmed as to a Bankrupt Subsidiary, those Noteholders of that Bankrupt Subsidiary who vote against the Joint Plan will not be entitled to select between the Search Equity Option and the Collateral Option but will receive treatment under the Search Equity Option. If the Joint Plan is not confirmed as to any Bankrupt Subsidiary, that Bankrupt Subsidiary will continue to conduct its business in the ordinary course, although the exclusivity period with respect to proposal of a reorganization plan in its bankruptcy proceedings will terminate.

      Search Equity Option. Under the Search Equity Option, as currently proposed, the pro rata portion of the assets of the Bankrupt Subsidiaries attributable to Noteholders electing the Search Equity Option will be transferred to Search. Search would ultimately issue, subject to adjustment to prevent dilution, to the former Noteholders electing the Search Equity Option
0.2823 shares of New Preferred Stock and 0.3109 shares of Common Stock for each $1.00 of a Noteholder's secured claim. The number of shares to be issued will be adjusted on a fully diluted basis to be determined by agreement of the financial advisors of the Company and the official Creditors Committee of the Bankrupt Subsidiaries as of effectiveness of the Joint Plan or, if no agreement can be reached, by the Court. Such adjustment will be made to the extent necessary so that the Noteholders would receive New Preferred Stock and Common Stock equal to 75% of the value of all shares of New Preferred Stock, Common Stock, 12% Preferred Stock, Warrants (as defined below), other warrants, stock options and rights then outstanding, or agreed to be issued by the Company, as if all of the Noteholders had elected the Search Equity Option. No adjustment would be made as a result of any New Preferred Stock, Common Stock and Warrants of the Company purchased by HFG under the Funding Agreement and any Warrants issued by the Company under the Joint Plan.

      Collateral Option. Under the Collateral Option, as currently proposed, a pro rata share of the assets of the Bankrupt Subsidiaries attributable to Noteholders electing the Collateral Option will be transferred to a newly established trust (the "Noteholders Trust") to be held for the benefit of such Noteholders. These assets consist primarily of cash, motor vehicle receivables and repossessed motor vehicles. The transferred cash net of a pro rata share of administrative expenses will be immediately distributed to the Noteholders. The trustee will collect the motor vehicle receivables held by the Noteholders Trust and make regular distributions to the Noteholders. In the alternative, the motor vehicle receivables will be sold by the trustee to the highest bidder if the trustee estimates that their sale proceeds would be greater than the present value of the collection proceeds from the receivables. The net proceeds from the sale will be distributed to the Noteholders.

      Determination of Secured Claims of Noteholders. With respect to each Bankrupt Subsidiary, the total amount of the allowed secured claims for the Noteholders of that Bankrupt Subsidiary will equal 120% of the present value (the "Present Value") of the Bankrupt Subsidiary's "Net Cash Flow," using a 15% discount rate. The "Net Cash Flow" for each

Bankrupt Subsidiary is the estimated periodic cash distributions that would be made by the Bankrupt Subsidiary to its Noteholders assuming it continued to collect its receivables at the historical average collection rate experienced by Search and its Bankrupt Subsidiaries in the collection of their receivables. The Present Value has been determined as of August 1, 1995. The total Present Values for all Bankrupt Subsidiaries is $44,367,048.

      Unsecured Claims of Noteholders. The unsecured portion of the claims of the Noteholders consists of the difference (i.e. $16,077,203) between total principal and interest due the Noteholders of $69,317,661 and the amount of the secured claims of $53,240,457. All Noteholders of Bankrupt Subsidiaries for which the Joint Plan is confirmed, with respect to the unsecured portion of such Noteholders' claims, and any other holders of unsecured claims against such Bankrupt Subsidiaries, will receive from Search a pro rata share of five year warrants to purchase an aggregate of 5,000,000 shares of Common Stock (the "Warrants"). The exercise price of the Warrants will be $2.00 during the first year and increase by $0.25 per year over the term of the Warrants. All Warrants not exercised prior to expiration will be redeemed by the Company at a price of $0.25 per Warrant.

      The Joint Plan also requires the establishment of a trust (the "Litigation Trust") for the benefit of the holders of unsecured claims of Bankrupt Subsidiaries for which the Joint Plan is approved. The trust will be established with a total funding of $350,000 to be supplied pro rata from the confirming Bankrupt Subsidiaries. The Litigation Trust will be authorized to pursue any claims and causes of action of each Bankrupt Subsidiary for which the Joint Plan is approved. Any proceeds will be distributed pro rata to unsecured claim holders. The Litigation Trust will automatically terminate if the Common Stock trades at an average price of $2.50 per share for 30 consecutive trading days during the first year following effectiveness of the Joint Plan.

      Interests of Executive Officers and Directors. Upon successful completion of the Joint Plan, the Company has agreed to pay to Brean Murray, Foster Securities, Inc. ("BMFI") a cash fee of $200,000 for its services related to the Joint Plan. The services provided by BMFI include research and advice to the Company's Board of Directors regarding the terms and marketability of the New Preferred Stock and Warrants, the feasibility, terms and marketability of the Joint Plan (and prior versions thereof), the advantages and disadvantages of a reverse stock split, the feasibility and marketability of the Company's plans to refocus its receivables purchasing activities, and the potential trading markets and values of the Company's stock following the completion of the Joint Plan, as currently and previously proposed. The Company's Board of Directors believes that the terms of the fee are no less favorable than could be obtained from an unrelated third party. A. Brean Murray, a director of Search, is the President and controlling owner of BMFI. It is also expected that each of the outside directors of Search, including Mr. Murray, will receive warrants to purchase 50,000 shares of Common Stock, expiring 10 years after issuance, the other terms of which are to be determined. Because of the Company's current difficulties and the absence of a directors liability insurance policy, the Company's management believes that issuance of non-cash director's compensation, in the form of the Company's securities, provides appropriate incentives and allows the Company to attract and retain as directors individuals whose business experience and background are and will be instrumental in its future business.

DESCRIPTION OF HFG TRANSACTIONS

      HFG Loan. On November 30, 1995, Search entered into a Funding Agreement with HFG. Pursuant to the Funding Agreement, HFG agreed to make three loans totaling $3,000,000 to Search, which are represented by three promissory notes payable by Search to HFG (the "HFG Notes"). "HFG Note I" is in the original principal amount of $1,284,487. "HFG Note II" is in the original principal amount of $715,513. "HFG Note III" is in the original principal amount of $1,000,000. HFG Notes I and II bear interest at the rate of 12% and mature on the earlier of the effective date of the Joint Plan or 90 days after their execution unless extended for 60 days by the Company, in which case the interest rate increases to 14%. HFG Note III bears interest at the rate of 6% and matures in one year. HFG Notes I and II have been fully funded. HFG Note II will only be funded if necessary to payoff the Company's loan from General Electric Credit Corp. ("GECC") and if certain conditions are met. Search paid HFG commitment fees of $20,000 in connection with the HFG Loan and $15,000 as consideration for the commitment to loan funds to the Bankrupt Subsidiaries.

      The HFG Notes are secured by approximately $5,900,000 in motor vehicle receivables owned by Search and its subsidiary, Search Funding Corp., 2,250,000 shares of Common Stock held as treasury stock by one of Search's subsidiaries, and 100% of the stock of Search's non-bankrupt subsidiaries, Search Funding Corp., Automobile Credit Acceptance Corp., Automobile Credit Holdings, Inc., and Newsearch, Inc. (collectively, the "Non-Bankrupt Subsidiaries").

      Conversion of HFG Notes. HFG Notes I and II are convertible at the option of HFG into shares of Search's Common Stock after confirmation of the Joint Plan or after a specified period following the execution of the HFG Notes if confirmation has not occurred during that period. During the first 30 trading days after confirmation of the Joint Plan, the conversion price for these HFG Notes will be the lesser of $.93 per share or 65% of the price determined using the same formula used to determine the number of shares issued to Noteholders under the Joint Plan. If the Joint Plan is not confirmed or following the first 30 trading days after the Joint Plan's confirmation, the conversion price will be a price per share equal to 60% of the average bid price for the previous 30 trading days. HFG Note III may be prepaid by Search on the 31st trading day after the Joint Plan's confirmation by issuing to HFG shares of Search's Common Stock in number equal to the HFG Note III balance divided by 60% of the average bid price for the Common Stock of the prior 30 trading days. The shares issued with respect to HFG Note III will be restricted from resale for a period of 12 months except that 25,000 shares may be resold per month on a cumulative basis during such 12 month period. The conversion option with respect to HFG Note I is limited to 2,500,000 shares of Search's Common Stock less the shares required to satisfy the conversion option or the stock prepayment feature of the HFG Note III.

      HFG Warrants. Pursuant to the Funding Agreement, Search has issued to HFG a warrant (the "HFG Warrant") to purchase 3,000,000 shares of Common Stock at an exercise price of $2.00 per share. The HFG Warrant expires on November 30, 2000. Under the HFG Warrant, HFG has the right to require the Company to effect the registration under the Securities Act of 1933 (the "1933 Act") of the shares purchasable by HFG under the Warrant as well as the shares that HFG may obtain upon conversion of the Notes. HFG will also have the right to require Search to register such shares if Search proposes to register any of its securities under the 1933 Act. In the event of the registration of HFG's shares under the 1933 Act, Search will be obligated to indemnify HFG and its affiliates from losses or liabilities arising out of untrue statements of material fact contained in the registration statement or related prospectus.

      Covenants. Pursuant to the Funding Agreement, Search is obligated to amend its Certificate of Incorporation and bylaws as necessary to assure that HFG has the right to elect one director to Search's Board if HFG converts HFG
Note III into Common Stock. Search is also obligated to maintain a collateral coverage ratio of pledged motor vehicle receivables (excluding receivables with delinquencies exceeding 60 days) to debts evidenced by the HFG Notes of not less than 1.5 to 1. Without HFG's prior express written consent, the Funding Agreement prohibits Search from issuing additional shares of Common Stock (except to comply with the Joint Plan and for certain other planned share issuances), issue additional warrants or rights to acquire shares of Common Stock, amend its Certificate of Incorporation, modify its current loan agreement with GECC, transfer any property among Search or its Non-Bankrupt Subsidiaries for less than fair value, transfer any of the collateral securing the HFG Notes, grant any junior security interest in such collateral or file any voluntary petition under the Bankruptcy Code.

      Amendment to Funding Agreement. The Funding Agreement originally required HFG to make certain loans to the Bankrupt Subsidiaries upon completion of the Joint Plan. Search and the Creditors Committee have determined not to include any funding of the Bankrupt Subsidiaries in the latest version of the Joint Plan. Failure to include such funding concept in the Joint Plan is an event of default under the Funding Agreement. Search and HFG have agreed to an amendment to the Funding Agreement that provides for the option by HFG to purchase, in its sole discretion, Common Stock, New Preferred Stock, and Warrants for a purchase price equal to 80% of the Present Value attributable to such securities for purpose of their issuance to Noteholders under the Joint Plan, less an amount equal to the accrued dividends attributable to the New Preferred Stock that is received by HFG. HFG would be entitled to purchase securities in an amount up to a maximum of $6,000,000 in Present Value, which the Company estimates would represent a maximum purchase price payable by HFG of approximately $4,400,000. The proceeds of any shares so purchased will be paid to Search. Under the Funding Agreement, as amended, Search will give HFG the right to elect another director if HFG purchases $1,000,000 Present Value of such securities, it converts HFG Note I into at least 1,000,000 shares of Common Stock or HFG exercises the HFG Warrants. HFG will have registration rights for such securities similar to those provided by the HFG Warrants.

EFFECTS ON EXISTING SHAREHOLDERS

      As of August 14, 1995, the Bankrupt Subsidiaries owed to the Noteholders an aggregate of approximately $69,317,661 in principal and accrued interest represented by the Notes. The Company estimates that the aggregate secured claims and unsecured claims of Noteholders of all Bankrupt Subsidiaries are approximately $53,240,457 and $16,077,203, respectively. Consequently, the Company estimates that confirmation of the Joint Plan, as proposed, may require the issuance by Search to the Noteholders of (i) up to an aggregate of 16,551,850 shares of Common Stock and 15,031,648 shares of New Preferred Stock, and (ii) Warrants to purchase up to an aggregate of 5,000,000 shares of Common Stock (assuming no other unsecured claims). Assuming the confirmation of the Joint Plan, as currently proposed, for all of the Bankrupt Subsidiaries and assuming that Noteholders holding 50% or 75% of the secured claims of all Noteholders receive the treatment provided in the Search Equity Option, the following table illustrates the estimated number of shares of Common Stock and New Preferred Stock and Warrants that would be issued by Search to Noteholders.


                                                           Estimated Amounts to be Issued
                                                          Under Joint Plan Assuming Various
                                                    Percentages of Secured Claims of Noteholders
      Type of Security                                Receiving Search Equity Option Treatment
      ----------------                             -----------------------------------------------
                                                               50%               75%
                                                            ---------        ----------
      Common Stock(1)                                       8,276,000        12,414,000

      New Preferred Stock                                   3,516,000        11,274,000

      Warrants(2)                                           5,000,000         5,000,000

--------------------------------------
(1)   Assumes no adjustment to prevent dilution.

(2)   Assumes no other unsecured claims.


      The primary adverse effect of the effectuation of the Joint Plan and the HFG transactions on existing shareholders would be the dilution of their voting power from issuance of the shares of New Preferred Stock and Common Stock. Assuming all Noteholders elected the Search Equity Option and HFG purchased all of the Common Stock and New Preferred Stock that it has the right to purchase under the amendment to the Funding Agreement, the holders of Search's Common Stock outstanding prior to such issuance would own approximately 32% of the outstanding shares of Common Stock and 20% of the total outstanding shares of Common Stock, New Preferred Stock and 12% Preferred Stock following such issuance. Holders of the newly issued New Preferred Stock would be able to vote their shares of New Preferred Stock on all matters submitted to the vote of holders of Common Stock. If the dividend obligations on the New Preferred Stock were in arrears, holders of New Preferred Stock would increase to two votes per share on shareholder voting matters. Search's existing shareholders would own none of the newly issued shares of New Preferred Stock.

      Effectiveness of the Joint Plan and the HFG transactions would benefit Search's existing shareholders primarily by causing an increase in the Company's net worth as a result of HFG's investment and cancellation of the Notes, by eliminating any interest expenses attributable to the Notes issued by the Bankrupt Subsidiaries and by removing the existing restrictions on the Company's use of the cash flow from assets transferred to it. The Company's net loss per share and book value per share should also have corresponding increases. See "Pro Forma Financial Information" below. In addition, the annual dividend requirements on the shares of New Preferred Stock would be substantially less than the aggregate debt service requirements of the Notes and would disappear upon any mandatory conversion of the New Preferred Stock. While the Notes have stated maturities ranging from December 31, 1994 to June 30, 1998, Search would have no obligation to redeem the shares of New Preferred Stock. Any dividends on outstanding shares of Common Stock would be restricted if the dividend obligations on the New Preferred Stock were in arrears. However, the Board may not now legally declare any dividends on the Common Stock and does not currently contemplate declaring any dividends on the Search's Common Stock in the foreseeable future after completion of the Joint Plan. If a liquidation of Search were to occur, the liquidation preferences of any outstanding shares of New Preferred Stock and 12% Preferred Stock (as well as any other series of Preferred Stock that the Board elects to issue with a liquidation preference) would have to be satisfied in full prior to any liquidating distributions to the holders of Common Stock.

      The voting rights accorded to the New Preferred Stock could prevent a takeover of Search by impeding a merger or a change in control of the Board of Directors.

DESCRIPTION OF NEW PREFERRED STOCK

      Following approval of the proposed amendment to increase the authorized shares of Common Stock and Preferred Stock, the Board of Directors intends to establish a new series of Preferred Stock for the purpose of effecting the Joint Plan. The series will be designated as the "9%/7% Senior Convertible Preferred Stock" (the "New Preferred Stock"). The New Preferred Stock would rank on a parity with the 12% Preferred Stock as to rights to dividends and liquidation preferences. The Joint Plan, as currently proposed, specifies certain of the basic preferences, rights and powers of the New Preferred Stock. The final terms of the New Preferred Stock will be established by the Board of Directors in the Certificate of Designations to be filed with the Delaware Secretary of State. Any material changes in the Joint Plan may result in changes in the terms of the New Preferred Stock.

      Dividends. Holders of the New Preferred Stock would be entitled to receive, when and as declared by the Board of Directors, out of funds legally available therefor, dividends at a per annum rate of (i) $0.315 per share until the end of the twelfth (12th) full calendar quarter following payment of the first dividend on the New Preferred Stock ("9% End Date"), and (ii) $0.245 per share after the 9% End Date. Dividends on the New Preferred Stock would accrue from July 1, 1995, which was the date through which the Bankrupt Subsidiaries have paid accrued interest to the Noteholders. The Company would be required to pay the dividends in cash until payment in full of the first year's dividends after the first dividend payment is made and thereafter to the extent Delaware law or the terms and conditions of any loan agreement for a loan of $5,000,000 or more do not limit or prevent the payment by the Company of cash dividends on the New Preferred Stock. To the extent that the Company's right to pay cash dividends is limited or prevented, the Company will pay the dividends in the form of Common Stock so long as the average closing trading price for the Common Stock is $.50 or greater during the 20 trading day period ending five days prior to the payment of such dividend. Dividends on the New Preferred Stock would accrue from July 1, 1995, which was the date through which the Bankrupt Subsidiaries have paid accrued interest to the Noteholders. The dividends would be payable quarterly, with the first payment being due 20 days following the date that the Court's confirmation of the Joint Plan becomes final. The New Preferred Stock will be pari passu with the 12% Preferred Stock as to dividend rights.

      Conversions. Holders of outstanding shares of the New Preferred Stock would be able to elect at any time to convert their shares into Common Stock. The conversion ratio would be 2.0 shares of Common Stock for each share of New Preferred Stock. In addition, up to 50% of the outstanding shares of New Preferred Stock could be mandatorily converted into shares of Common Stock at the option of the Company if the Company's Common Stock trades (i) at a price of $4.25 per share or higher on any 20 trading days in a period of 30 consecutive trading days between the second and third anniversaries of the effective date of the Joint Plan, or (ii) at a price of $3.50 or higher on any 20 trading days in a period of 30 consecutive trading days after the third anniversary of the effective date of the Joint Plan. Finally, on the seventh anniversary of the effective date of the Joint Plan, all of the outstanding shares of New Preferred Stock would be mandatorily converted into shares of Common Stock.

      Liquidation Rights. In the event of the voluntary or involuntary liquidation, dissolution or winding up of the Company, the holders of the New Preferred Stock would be entitled to be paid $3.50 per share plus all accrued and unpaid dividends thereon before any distribution or payment is made to the holders of Common Stock or any other capital stock of the Company ranking junior to the New Preferred Stock. The New Preferred Stock would rank on a parity with the 12% Preferred Stock. If, upon any liquidation, dissolution or winding up of the Company, the amounts payable with respect to the New Preferred Stock and any other capital stock of the Company ranking on a parity with the New Preferred Stock, including the 12% Preferred Stock, cannot be paid in full, the holders of such stock would share ratably in any such distribution of assets in proportion to the respective full preferential amounts to which they would otherwise be entitled.

After payment of the full preferential amount to which the holders of the Company's New Preferred Stock would be entitled upon any liquidation, dissolution or winding up, they would have no right or claim to any of the remaining assets of the Company.

      Voting Rights. Each share of New Preferred Stock will be entitled to exercise the same voting rights as holders of Common Stock and will have one vote per share. Upon effectiveness of the Joint Plan, subject to any lenders' negotiated rights to appoint new board members, the initial board of directors of Search will consist of eight members, which will include the six current members of the Search's Board of Directors and two additional directors selected by Search from qualified director nominees submitted by the official Creditors Committee for the Bankrupt Subsidiaries. The duration of the terms of the two new directors will be three years for one director and two years for the other director. These two new members will be appointed to membership on the Compensation Committee of the Board for a one year period after the effective date of the Joint Plan. The Company will be required to amend its Bylaws prior to effectiveness of the Joint Plan to make the Compensation Committee's determination as to the issuance, granting terms and conditions of all warrants, stock options, bonuses and forms of compensation for Search's officers and directors to be binding on the whole Board of Directors for one year after the effectiveness of the Joint Plan.

      If the Company is in default in the payment of the first two quarterly dividends following the effective date of the Joint Plan or any four consecutive quarterly dividends on the outstanding New Preferred Stock, the holders of outstanding New Preferred Stock would be automatically entitled to an additional vote per share and given the right to elect immediately at an emergency meeting of shareholders, which Search must hold within thirty days after any such failure, such additional directors as equals two-thirds of Search's Board of Directors determined after such election.

      The affirmative vote or consent of the holders of more than 66-2/3% of all outstanding shares of New Preferred Stock, voting as a separate class, would be required (i) to amend, alter or repeal any provision of the Certificate of Designations establishing the New Preferred Stock to adversely affect the relative rights, preferences, qualifications, limitations or restrictions of the New Preferred Stock or (ii) to effect any reclassification of the New Preferred Stock. The affirmative vote or consent of the holders of more than 50% of all outstanding shares of New Preferred Stock, voting as a separate class, would be required to approve any merger of Search with another company when Search is not the surviving entity or any sale of more than 50% of Search's assets. In addition, Delaware corporation law provides that the vote of the holders of a majority of the outstanding shares of any series of Search's preferred stock, voting separately as a class, is required in order to: (a) increase or decrease the par value of such series of shares, or (b) change the powers, preferences, or special rights of such series of shares so as to affect them adversely.

      Subsequent Issuances of Preferred Stock. Search will be prohibited from issuing Preferred Stock in the future that is pari passu with the New Preferred Stock unless at the time of such issuance all dividends due on the New Preferred Stock have been paid in full. Search will also be prohibited from issuing convertible Preferred Stock which is senior in rights to the New Preferred Stock except that such convertible Preferred Stock may carry a then-current market interest rate, which may be higher or lower than that of the New Preferred Stock. Search will also be prohibited from issuing preferred or common stock or warrants or any other form of security to any of its affiliates for consideration that does not equal or exceed the fair market value of such security, as determined by an independent third party. Search may, nevertheless, issue options or warrants to new or existing directors or management if such options or warrants are approved by the Compensation Committee. Search may also issue Common Stock upon the exercise of outstanding warrants or options but may not amend or modify such warrants or options without the approval of the Compensation Committee. If Search issues any security for consideration less than its fair market value, the number of shares of Common Stock, New Preferred Stock and Warrants issued under the Joint Plan will be immediately and appropriately adjusted, and the conversion price of the New Preferred Stock and the exercise price of the Warrants shall be adjusted downward to take into account the dilution in value of the security holdings of Noteholders caused by such below fair market issuance of Search's securities.

      Other Rights. The New Preferred Stock would not be subject to redemption by Search or at the election of the holders thereof. The New Preferred Stock would not have any preemptive or sinking fund rights.

      Transfer Agent.   American Securities Transfer Company of Denver,
Colorado serves as the transfer agent and registrar for the Common Stock and is expected to serve as the transfer agent for the New Preferred Stock. Search acts as its own transfer agent and registrar for the 12% Preferred Stock.

EFFECTS ON COMPANY

      If the Joint Plan is confirmed, as currently proposed, with respect to each of the Bankrupt Subsidiaries, an aggregate of approximately $69,317,660 of indebtedness of the Bankrupt Subsidiaries represented by the Notes would be canceled. Upon effectiveness of the Joint Plan, the Company's indebtedness is expected to be limited to the indebtedness owed to GECC and to HFG. See "Pro Forma Information" below.

      The Bankrupt Subsidiaries for which the Joint Plan is confirmed will be dissolved following effectiveness of the Joint Plan. The assets of such Bankrupt Subsidiaries will be transferred either to Search or to the Noteholders Trust, with $350,000 to be deposited in the Litigation Trust. The total assets to be transferred to Search or the Noteholders Trust, respectively, will depend on the relative amounts of indebtedness of Noteholders electing the Search Equity Option or the Collateral Option. These assets include primarily cash, receivables and repossessed vehicles. The assets transferred to the Noteholders Trust would be removed from the consolidated financial statements of the Company. The Company also may lose any servicing rights and fee revenue with respect to the motor vehicle receivables transferred to the Noteholders Trust. It is expected that the Noteholders Trust will engage another company to service and collect its motor vehicle receivables. The assets transferred to the Company would be received free and clear of any liens or restrictions. The current restrictions in the trust indentures governing the indebtedness represented by the Notes would be eliminated through cancellation of the indentures upon effectiveness of the Joint Plan. As a consequence, the Company would be able to reinvest the proceeds from its motor vehicle receivables in other investments and assets without restriction.

      If the Joint Plan is not confirmed as to any Bankrupt Subsidiary, the assets and indebtedness of that Bankrupt Subsidiary would remain on the consolidated financial statements of the Company.

PRO FORMA FINANCIAL INFORMATION

      The following condensed consolidated financial statements of the Company and its subsidiaries set forth unaudited condensed consolidated balance sheets as of September 30, 1995 and unaudited condensed consolidated statements of operations for the fiscal year ended September 30, 1995, on an actual historical basis and on a pro forma adjusted basis to give effect to (i) the consummation of the transactions set forth in Joint Plan, as currently proposed, for all of the Bankrupt Subsidiaries assuming two different percentages of the secured claims of Noteholders receive treatment under the Search Equity Option, and (ii) payoff of the GECC line of credit, settlement of the shareholder class action lawsuit, and payment of accrued restructuring expenses and certain accounts payable, as required by the Joint Plan upon its confirmation.

      Company's management believes that these pro forma adjusted and unaudited financial statements approximate the probable range of acceptance of the Search Equity Option of the Joint Plan.

                PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEETS
                         SEPTEMBER 30, 1995 (UNAUDITED)
                     (THOUSANDS, EXCEPT PER SHARE AMOUNTS)


                                 Search &       Fund Subsidiaries                              Pro Forma Consolidated(a)
                               Unrestricted      & Eliminations        Consolidated         -------------------------------
                               Subsidiaries  (Debtors-in-Possession)      Actual            Adjustments              50%
                               ------------  -----------------------   ------------         -----------           ---------
ASSETS
------

Net contract receivables       $ 3,288               $ 32,477           $ 35,765            $(16,238)  (1)        $ 19,527

Cash and equivalents               442                     --                442               1,010   (2)           1,452

Restricted cash                     --                  8,105              8,105              (8,105)  (3)              --

Vehicles held for resale            93                    508                601                  --                   601

Deferred note offering               1                  3,061              3,062              (3,062)  (4)              --
cost, net

Property and equipment           1,306                     --              1,306                  --                 1,306

Inter-company balance              646                   (646)                --                  --                    --

Other assets, net                  650                     (9)               641                  --                   641
                               -------               --------           --------            --------              --------

Total assets                   $ 6,426               $ 43,496           $ 49,922            $(26,395)             $ 23,527
                               =======               ========           ========            ========              ========

LIABILITIES AND SHAREHOLDERS'
-----------------------------
EQUITY (CAPITAL DEFICIT)
------------------------

Line of credit                 $ 1,058                     --           $  1,058              (1,058)  (5)              --

Accounts payable and             1,804                    247              2,051                (660)  (6)           1,391
other liabilities

Accrued settlement               2,912                     --              2,912              (2,912)  (7)              --

Accrued restructuring              214                     --                214                (214)  (8)              --

Accrued interest                     2                     --                  2                  --                     2
                               -------               --------           --------            --------              --------

Total liabilities not
subject to compromise            5,990                    247              6,237              (4,844)                1,393
                               -------               --------           --------            --------              --------

Liabilities subject to              --                 69,320             69,320             (69,320)  (4)              --
compromise                     -------               --------           --------            --------              --------

Preferred stock,
    12% senior convertible           4                     --                  4                  --                     4
    9%/7% senior convertible        --                     --                 --                  75   (9)              75

Common stock                       117                     --                117                  83   (9)             200

Additional paid-in capital      26,766                     --             26,766              49,606   (9)          76,372

Accumulated deficit            (25,301)               (26,071)           (51,372)             (1,995)  (10)        (53,367)

Treasury stock                  (1,150)                    --             (1,150)                 --                (1,150)
                               -------               --------           --------            --------              --------

Total shareholders' equity
(capital deficit)              $   436               $(26,071)          $(25,635)           $ 47,769              $ 22,134
                               -------               --------           --------            --------              --------

Total liabilities and
shareholders' equity           $ 6,426               $ 43,496           $ 49,922            $(26,395)             $ 23,527
(capital deficit)              =======               ========           ========            ========              ========


Book value (deficiency)
per common share                                                        $  (2.96)                                 $   1.31
                                                                        ========                                  ========

       See notes to proforma condensed consolidated financial statements

                PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEETS
                         SEPTEMBER 30, 1995 (UNAUDITED)
                     (THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                 Search &       Fund Subsidiaries                              Pro Forma Consolidated(a)
                               Unrestricted      & Eliminations        Consolidated         ------------------------------
                               Subsidiaries  (Debtors-in-Possession)      Actual            Adjustments              75%
                               ------------  -----------------------   ------------         -----------            -------
ASSETS
------

Net contract receivables       $ 3,288              $ 32,477            $ 35,765           $ (8,119) (1)           $27,646

Cash and equivalents               442                    --                 442              2,403  (2)             2,845

Restricted cash                     --                 8,105               8,105             (8,105) (3)                --

Vehicles held for resale            93                   508                 601                 --                    601

Deferred note offering cost,         1                 3,061               3,062             (3,062) (4)                --
net

Property and equipment           1,306                    --               1,306                 --                  1,306

Inter-company balance              646                  (646)                 --                 --                     --

Other assets, net                  650                    (9)                641                 --                    641
                               -------              --------            --------           --------                -------

Total assets                   $ 6,426              $ 43,496            $ 49,922           $(16,883)                33,039
                               =======              ========            ========           ========                =======

LIABILITIES AND SHAREHOLDERS'
-----------------------------
EQUITY (CAPITAL DEFICIT)
------------------------

Line of credit                 $ 1,058                    --            $  1,058             (1,058) (5)                --

Accounts payable and other       1,804                   247               2,051               (660) (6)             1,391
liabilities

Accrued settlement               2,912                    --               2,912             (2,912) (7)                --

Accrued restructuring              214                    --                 214               (214) (8)                --

Accrued interest                     2                    --                   2                 --                      2
                               -------              --------            --------           --------                -------

Total liabilities not
subject to compromise            5,990                   247               6,237             (4,844)                 1,393
                               -------              --------            --------           --------                -------

Liabilities subject to              --                69,320              69,320            (69,320) (4)                --
compromise
                               -------              --------            --------           --------                -------

Preferred stock,
    12% senior convertible           4                    --                   4                 --                      4
    9%/7% senior convertible        --                    --                  --                113  (9)               113

Common stock                       117                    --                 117                124  (9)               241

Additional paid-in capital      26,766                    --              26,766             59,039  (9)            85,805

Accumulated deficit            (25,301)              (26,071)            (51,372)            (1,995) (10)          (53,367)

Treasury stock                  (1,150)                   --              (1,150)                --                 (1,150)
                               -------              --------            --------           --------                -------

Total shareholders' equity
(capital deficit)              $   436              $(26,071)           $(25,635)          $ 57,281                $31,646
                               -------              --------             -------           --------                -------

Total liabilities and
shareholders' equity           $ 6,426              $ 43,496            $ 49,922           $(16,883)               $33,039
(capital deficit)              =======              ========            ========           ========                =======

Book value (deficiency)
per common share                                                        $  (2.96)                                  $  1.50
                                                                        ========                                   =======

       See notes to proforma condensed consolidated financial statements

                              PRO FORMA CONDENSED
                      CONSOLIDATED STATEMENT OF OPERATIONS
                  FOR THE FISCAL YEAR ENDED SEPTEMBER 30, 1995
                                  (UNAUDITED)
                     (THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                       Fund Subsidiaries
                                        Search &        & Eliminations                    Pro Forma Consolidated (b)
                                      Unrestricted       (Debtors-in-      Consolidated   --------------------------
                                      Subsidiaries        Possession)         Actual       Adjustments         50%
                                      ------------     -----------------   ------------   -------------      -------
Interest revenue                      $  2,949            $10,523           $ 13,472       $(5,261) (1)      $ 8,211

Interest expense                           252             10,953             11,205       (10,953) (2)          252
                                      --------            -------           --------       -------           -------

Net interest income                      2,697               (430)             2,267         5,692             7,959

Provision for credit losses              1,365              1,763              3,128          (881) (1)        2,247
                                      --------            -------           --------       -------           -------

Net interest income (loss)
after provision for credit losses        1,332             (2,193)              (861)        6,573             5,712
                                      --------            -------           --------       --------          -------

General and administrative expense       8,513              7,368             15,881                          15,881

Settlement expense                       2,837                 --              2,837        (2,837) (3)           --

Restructuring expense                      315                 --                315          (315) (4)           --
                                      --------            -------           --------       -------           -------

Net loss                               (10,333)            (9,561)           (19,894)        9,725           (10,169)

Preferred stock dividends                  240                 --                240         2,368  (5)        2,608
                                      --------            -------           --------       -------           -------

Net loss attributable to common
stockholders                          $(10,573)           $(9,561)          $(20,134)      $ 7,357          $(12,777)
                                      ========            =======           ========       =======           =======

Net loss per share attributable
to common shareholders                                                      $  (2.25)           --           $ (0.74)
                                                                            ========       =======           =======

Weighted average number of
common shares outstanding                                                      8,967         8,276  (5)       17,243
                                                                            ========       =======           =======

       See notes to pro forma condensed consolidated financial statements

                              PRO FORMA CONDENSED
                      CONSOLIDATED STATEMENT OF OPERATIONS
                  FOR THE FISCAL YEAR ENDED SEPTEMBER 30, 1995
                                  (UNAUDITED)
                     (THOUSANDS, EXCEPT PER SHARE AMOUNTS)


                                                       Fund Subsidiaries
                                        Search &        & Eliminations                          Pro Forma Consolidated (b)
                                      Unrestricted       (Debtors-in-         Consolidated      --------------------------
                                      Subsidiaries        Possession)            Actual         Adjustments         75%
                                      ------------     -----------------      ------------      -----------      --------
Interest revenue                      $  2,949            $10,523               $ 13,472          $(2,630) (1)    $10,842

Interest expense                           252             10,953                 11,205          (10,953) (2)        252
                                      --------            -------               --------          -------        --------

Net interest income                      2,697               (430)                 2,267            8,323          10,590

Provision for credit losses              1,365              1,763                  3,128             (441) (1)      2,687
                                      --------            -------               --------          -------        --------

Net interest income (loss)
after provision for credit losses        1,332             (2,193)                  (861)           8,764           7,903
                                      --------            -------               --------          -------        --------

General and administrative expense       8,513              7,368                 15,881                           15,881

Settlement expense                       2,837                 --                  2,837           (2,837) (3)         --

Restructuring expense                      315                 --                    315             (315) (4)         --
                                      --------            -------               --------          -------        --------

Net loss                               (10,333)            (9,561)               (19,894)          11,916          (7,978)

Preferred stock dividends                  240                 --                    240            3,551  (5)      3,791
                                      --------            -------               --------          -------        --------

Net loss attributable to common
stockholders                          $(10,573)           $(9,561)              $(20,134)         $ 8,365        $(11,769)
                                      ========            =======               ========          =======        ========

Net loss per share attributable
to common shareholders                                                          $  (2.25)              --        $   (.55)
                                                                                ========          =======        ========

Weighted average number of
common shares outstanding                                                          8,967           12,414  (5)     21,381
                                                                                ========          =======        ========


       See notes to pro forma condensed consolidated financial statements

                          NOTES TO PRO FORMA CONDENSED
                       CONSOLIDATED FINANCIAL STATEMENTS
                                  (UNAUDITED)


(a) Adjustments to reflect the impact on the September 30, 1995 consolidated balance sheets of the transactions set forth in the Joint Plan, as currently proposed, as if such transactions had been consummated on September 30, 1995, and assuming that 50% or 75% of the secured claims of Noteholders receive treatment under the Search Equity Option, as summarized below:

         (1) Adjustments for transfer of 50% or 25% of the contracts receivable of the Bankrupt Subsidiaries to the Noteholders Trust under the Collateral Option, thereby eliminating them from the Company's balance sheet.

         (2) Adjustments represent the transfer to cash from restricted cash ($8,105,000) less (i) the cash used by the Bankrupt Subsidiaries to consummate the Joint Plan (consisting of the $350,000 deposit to the Litigation Trust and estimated professional fees of $1,000,000), (ii) the portion of the restricted cash transferred to the Noteholders Trust (consisting of 50% or 25% of $6,755,000), (iii) the cash paid for 90 days of accrued dividends on the shares of New Preferred Stock issued under the Search Equity Option (consisting of 50% or 75% of $1,184,000), (iv) the cash used to pay off of the GECC line of credit ($1,058,000), (v) the cash portion of the settlement of the shareholder class action lawsuit ($187,000) and (vi) cash used to pay Search's professional fees relating to the Joint Plan, estimated to be $530,000.

         (3) Adjustment for elimination of restrictions on cash due to cancellation of trust indentures for Notes.

         (4) Adjustments due to cancellation of indebtedness (including accrued interest) represented by the Notes.

         (5) Adjustment for payoff of GECC line of credit using cash received upon closing of Joint Plan.

         (6) Adjustments for payment of professional fees of Search (estimated to be $660,000 payable $530,000 in cash and $130,000 in stock).

         (7) Adjustment for settlement of shareholder class action lawsuit, which is a condition to effectiveness of the Joint Plan.

         (8)     Adjustment to eliminate accrued restructuring liabilities.

         (9) Adjustments for issuance of shares of New Preferred Stock and Common Stock pursuant to Search Equity Option.

         (10) Adjustment for difference between the amounts eliminated of deferred offering costs, net of accumulated amortization and accrued interest.

(b) Adjustments to reflect the impact on the consolidated statements of operations for the fiscal year ended September 30, 1995 of the transactions set forth in the Joint Plan, as currently proposed, as if such transactions had been consummated prior to the beginning of the fiscal year ended September 30, 1995, and assuming that 50% or 75% of the secured claims of Noteholders receive treatment under the Search Equity Option, as summarized below:

         (1) Adjustments for transfer of 50% or 25% of the contracts receivable of the Bankrupt Subsidiaries to the Noteholders Trust under the Collateral Option, thereby eliminating them from the Company's statement of operations.

         (2) Adjustments due to cancellation of indebtedness represented by the Notes.

         (3) Adjustment to eliminate accrued expenses for settlement of shareholders class action lawsuit.

         (4) Adjustment to eliminate restructuring expenses relating to Joint Plan.

         (5) Adjustments for issuance of shares of New Preferred Stock and Common Stock pursuant to the Search Equity Option.


SECONDARY PURPOSE OF AMENDMENT

         The proposed increase in authorized shares of Common Stock and Preferred Stock is secondarily designed to provide the Company with future flexibility in funding its capital needs and corporate growth. The Board believes that it is desirable to have the additional authorized shares available for future financing and acquisition transactions. Such newly authorized shares may be issued on such terms and at such times as the Board of Directors may determine without further action by the shareholders, unless otherwise required by applicable law or by the rules of any exchange upon which the Company's stock is listed for trading. Consequently, the Company may take advantage of opportunities without the delays required by a shareholders meeting to authorize the necessary shares. In addition, the Company would have greater flexibility in making acquisitions or asset purchases by allowing it to tailor its authorized shares of Preferred Stock to meet the needs of the selling party.

GENERAL

         If the proposed amendment is adopted, it is not the present intention of the Board of Directors to seek shareholder approval prior to issuance of any shares of Common Stock or Preferred Stock, unless otherwise required by applicable law or stock exchange rule. The Board of Directors does not intend to issue any Preferred Stock except on terms which the Board of Directors deems to be in the best interests of the Company and its shareholders. The issuance by the Company of additional shares will have the effect of reducing the relative voting power and ownership interests of existing shareholders in the Company. Shareholders have no preemptive rights to subscribe for additional shares of the Company's stock.

         Since the rights to be accorded any series of Preferred Stock would be fixed by the Board of Directors, issuance of the Preferred Stock could be used as an anti-takeover device by, for example, according it special voting rights that could impede a merger or a change in control of the Board or by placing it with purchasers who might support management in opposing such a transaction or change. The Board has no present plans or intentions to issue Preferred Stock for such a purpose.

         If this amendment is approved by the holders of a majority of the aggregate outstanding shares of Common Stock and 12% Preferred Stock, voting together as one class, and by the holders of a majority of the outstanding shares of 12% Preferred Stock, voting as a separate class, it will become effective upon the filing of a Certificate of Amendment to the Company's Certificate of Incorporation with the Secretary of State of the State of Delaware, which will be accomplished as promptly as practicable after such approval is obtained.

         THE BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE AMENDMENT INCREASING THE AUTHORIZED NUMBER OF SHARES OF COMMON AND PREFERRED STOCK AND RECOMMENDS TO THE SHAREHOLDERS THAT IT BE ADOPTED.

                 AMENDMENT TO THE CERTIFICATE OF INCORPORATION
                    TO PROHIBIT ISSUANCE OF NON-VOTING STOCK

         At the meeting, the shareholders will be asked to amend the Fourth Paragraph of the Company's Certificate of Incorporation to prohibit the issuance of non-voting capital stock to the extent required by Section 1123(a)(6) of the U.S. Bankruptcy Code (the "Code"). The amendment consists of the addition of one sentence to the end of the Fourth Paragraph containing the prohibition. The text of the amendment is set forth in Attachment B hereto. Search's Board of Directors has unanimously approved the amendment and directed that it be submitted for shareholder approval at this meeting. The purpose of the amendment is to satisfy a requirement of the Code for confirmation of the Company's proposed Joint Plan.

         Section 1123 of the Code sets forth certain requirements for confirmation of a plan of reorganization under Chapter 11 of the Code. One of those requirements specifies that the charter of any corporation to which a debtor's property is transferred pursuant to a plan of reorganization must contain a provision prohibiting the issuance of non-voting equity securities. The Board of Directors believes that the proposed amendment to the Company's Certificate of Incorporation will satisfy this requirement as to the Joint Plan of Search and its Bankrupt Subsidiaries. Failure of the Company's shareholders to approve the proposed amendment may adversely affect the ability of Search and the Bankrupt Subsidiaries to obtain the confirmation by the Court of their Joint Plan. The advantages to the Company and its shareholders of effecting the Joint Plan are discussed above under "Amendment to the Certificate of Incorporation to Increase the Authorized Number of Shares of Common Stock and Preferred Stock--Effects on Existing Shareholders." In addition, please see the discussion above under "Amendment to the Certificate of Incorporation to Increase the Authorized Number of Shares of Common Stock and Preferred Stock--Description of Joint Plan--Interests of Executive Officers and Directors" for a discussion of the interests of executive officers and directors in the proposed amendment.

         The Company believes that a prohibition against issuance of non-voting capital stock will not have a material adverse effect on the Company or its shareholders for the foreseeable future. The Company's currently outstanding Common Stock and Preferred Stock have full voting rights. The New Preferred Stock to be issued under the Joint Plan also will have full voting rights as well as special voting rights. The Company has no current plans to issue any non-voting capital stock. The proposed amendment would, however, restrict the Board's discretion to designate a series of and to issue preferred stock with no voting rights. The elimination of such discretion could limit the Company's ability to structure advantageous financing transactions in the future. If the amendment is adopted, any new equity investments in the Company would have to be through issuance of voting stock. Any such issuance would adversely affect existing shareholders by diluting their voting power.

         If this amendment is approved by the holders of a majority of the aggregate outstanding shares of Common Stock and 12% Preferred Stock, voting together as one class, and by the holders of a majority of the outstanding shares of 12% Preferred Stock, voting as a separate class, it will become effective upon the filing of a Certificate of Amendment to the Company's Certificate of Incorporation with the Secretary of State of the State of Delaware. Such filing will be accomplished subsequent to the confirmation of the Company's Joint Plan. The Company's Board of Directors intends not to cause such filing to occur if the Joint Plan is not confirmed.

         THE BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE AMENDMENT TO PROHIBIT THE ISSUANCE OF NON-VOTING CAPITAL STOCK AND RECOMMENDS TO THE SHAREHOLDERS THAT IT BE ADOPTED.

                      SUBMISSION OF SHAREHOLDER PROPOSALS

         Any shareholder who wishes to present a proposal for action at the 1996 annual meeting of shareholders and who wishes to have it set forth in the proxy statement and identified in the form of proxy prepared by the Company, should have delivered such proposal to the Company at its principal executive offices, no later than December 5, 1995, in such form as is required under regulations promulgated by the Securities and Exchange Commission.

                      ANNUAL REPORT AND QUARTERLY REPORTS

         The Company's 1995 Annual Report (consisting of its report on Form 10-K/A for the fiscal year ended September 30, 1995) is enclosed herewith and is incorporated herein by reference.

                         INDEPENDENT PUBLIC ACCOUNTANTS

         The independent accounting firm of BDO Seidman has served as auditors for the Company and its subsidiaries for the fiscal year ended September 30, 1995 and has been selected to so serve for the fiscal year ending September 30, 1996 until and unless changed by action of the Board of Directors. A representative of BDO Seidman is expected to be present and available at the annual meeting of shareholders to respond to appropriate questions and will be given an opportunity to make a statement, if desired.

                                 MISCELLANEOUS

         The accompanying proxy is being solicited on behalf of the Board of Directors of the Company. The expense of preparing, printing and mailing the proxy and the material used in the solicitation thereof will be borne by the Company. In addition to the use of the mails, proxies may be solicited by directors and regular officers and employees of the Company by means of personal interview, telephone or telegram. Arrangements may also be made with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of solicitation materials to the beneficial owners of stock held of record by such persons, and the Company may reimburse them for reasonable out-of-pocket expenses of such solicitation.

                                        BY ORDER OF THE BOARD OF DIRECTORS

                                        /s/ GEORGE C. EVANS
                                        George C. Evans
                                        President and Chief Executive Officer
Dallas, Texas
February 20, 1996

                                  ATTACHMENT A


                               PROPOSED AMENDMENT
                        TO CERTIFICATE OF INCORPORATION
                         OF SEARCH CAPITAL GROUP, INC.


The FOURTH Paragraph of the Certificate of Incorporation is hereby amended to read in its entirety as follows:

                        FOURTH.  The aggregate number of shares of all classes
                of stock which the Corporation shall have the authority to issue its One Hundred Ninety Million (190,000,000), of which One Hundred Thirty Million (130,000,000) shares shall be Common Stock, of the par value of $.01 per share, and Sixty Million (60,000,000) shares shall be Preferred Stock, of the par value of $.01 per share.

                        The holders of Common Stock shall be entitled to one
                vote for each share upon all questions presented to the stockholders. Authority is hereby expressly granted to the Board of Directors from time to time to issue any authorized but unissued shares of Common Stock for such consideration, and on such terms, as it may determine.

                        The Preferred Stock may be issued from time to time in
                one or more series. The Board of Directors is hereby expressly authorized from time to time to issue the shares of Preferred Stock, in such series, for such consideration and on such terms as it may determine and by adopting a resolution or resolutions providing for the issuance of shares of any particular series, to fix the series, to increase or decrease such number (but not below the number of shares of such series then outstanding), and the designation, relative powers, preferences and rights of the shares of such series, and the qualifications, limitations, and/or restrictions thereof, to the fullest extent now or hereafter permitted by law.

                                  ATTACHMENT B


                               PROPOSED AMENDMENT
                        TO CERTIFICATE OF INCORPORATION
                         OF SEARCH CAPITAL GROUP, INC.


The FOURTH Paragraph of the Certificate of Incorporation is hereby amended by adding the following sentence to the end of such Paragraph:

                "To the extent required by 11 U.S.C. Section 1123(a)(6), the Corporation shall be prohibited from issuing any non-voting capital stock."

--------------------------------------------------------------------------------

                           SEARCH CAPITAL GROUP, INC.
                             700 NORTH PEARL STREET
                              SUITE 400, L.B. 401
                            DALLAS, TEXAS 75201-7490

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

    The undersigned hereby appoints Mr. George C. Evans and Mr. James F. Leary, and each of them, as proxies with full power of substitution and revocation, and appoints them to represent and vote, as designated on the reverse side, all of the shares of Common Stock or Preferred Stock of Search Capital Group, Inc. which the undersigned is entitled to vote at the special meeting of shareholders of Search Capital Group, Inc. to be held on March 1, 1996, or at any adjournment thereof.

                                             MARK HERE FOR ADDRESS CHANGE
                                             AND NOTE NEW ADDRESS BELOW:

                                             / /
                                             -----------------------------------

                                             -----------------------------------

                                             -----------------------------------

   PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY PROMPTLY USING THE ENCLOSED
                                   ENVELOPE.

                   Continued and to be signed on reverse side

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
/X/ PLEASE MARK VOTES AS IN THIS EXAMPLE.

This proxy when properly executed will be voted in the manner directed herein by the undersigned shareholder. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1 and 2.

1. ADOPTION OF THE PROPOSED AMENDMENT TO THE CERTIFICATE OF INCORPORATION TO INCREASE NUMBER OF SHARES OF COMMON STOCK TO 130 MILLION AND OF PREFERRED STOCK TO 60 MILLION.

        / /  FOR                / /  AGAINST                / /  ABSTAIN

2. ADOPTION OF THE PROPOSED AMENDMENT TO THE CERTIFICATE OF INCORPORATION TO PROHIBIT THE ISSUANCE OF NON-VOTING CAPITAL STOCK TO THE EXTENT REQUIRED BY THE U.S. BANKRUPTCY CODE.

        / /  FOR                / /  AGAINST                / /  ABSTAIN

3. IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING.

Please sign exactly as name appears here. When shares are held by joint tenants, both should sign.
                     Dated:                         , 1996

                     --------------------------------------
                     Signature

                     --------------------------------------
                     Signature if held jointly

                     WHEN SIGNING AS ATTORNEY, EXECUTOR,
                     ADMINISTRATOR, TRUSTEE OR GUARDIAN,
                     PLEASE GIVE FULL TITLE AS SUCH. IF A
                     CORPORATION, PLEASE SIGN IN FULL
                     CORPORATE NAME BY PRESIDENT OR OTHER
                     AUTHORIZED OFFICER. IF A PARTNERSHIP,
                     PLEASE SIGN IN PARTNERSHIP NAME BY
                     AUTHORIZED PERSON.

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